PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	October 31,	November 1,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$25,082	$(41,427)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	90,300	90,474
Gain on sale of facility	-	(2,034)
Consolidation, restructuring, and related charges (credits) and impairments of long-lived assets	(5,059)	11,972
Changes in assets and liabilities and other	(14,404)	9,163

Net cash provided by operating activities	95,919	68,148

Cash flows from investing activities:
Purchases of property, plant and equipment	(71,381)	(34,995)
Proceeds from sale of facility	12,880	4,321
Distribution from joint venture	-	5,000
Proceeds from sales of investments and other	289	996

Net cash used in investing activities	(58,212)	(24,678)

Cash flows from financing activities:
Repayments of long-term borrowings	(72,932)	(161,841)
Proceeds from long-term borrowings	41,680	28,112
Net proceeds from convertible debt and common stock offerings	-	97,961
Payments of deferred financing fees and other	(1,204)	(4,734)

Net cash used in financing activities	(32,456)	(40,502)

Effect of exchange rate changes on cash	5,155	1,808

Net increase in cash and cash equivalents	10,406	4,776
Cash and cash equivalents, beginning of year	88,539	83,763

Cash and cash equivalents, end of year	$98,945	$88,539

Supplemental disclosure of cash flow information:
Changes in accrual for purchases of property, plant and equipment	$28,717	$(13,551)
Change in capital lease obligation for purchases of property, plant and
equipment	$-	$(28,244)
Common stock warrants issuance	$-	$5,320